Exhibit 10.1

EMPLOYMENT RETIREMENT AGREEMENT AND RELEASE

This Employment Retirement Agreement and Release (“Agreement”) is a contract entered into between El Paso Electric Company, a Texas corporation (the “Company”), and Scott D. Wilson (“Employee”), on May 7, 2009 unless revoked by Employee within seven (7) days following its execution by Employee.

WHEREAS, the Company and Employee have agreed to Employee’s retirement from the Company effective on or about May 31, 2009;

WHEREAS, the Company and Employee have reached an accord regarding the financial and other aspects of this retirement; and

WHEREAS, the Company and Employee desire to enter into this Agreement.

NOW, THEREFORE, in consideration of the foregoing recitals, and the mutual promises and agreements hereinafter set forth, the Company and Employee agree as follows:

1. Retirement Date. Employee will retire and his employment with the Company, its subsidiaries, and affiliates, effectively cease on May 31, 2009; provided, however, that Employee’s duties as Chief Financial Officer of the Company will cease at close of business on May 5, 2009. At the retirement date, the Employee will have 6 years credit in the Company’s Retirement Income Plan

2. Payment to Employee. In exchange for executing this Agreement, the Company agrees to make a payment to Employee in the amount of One Hundred Twenty Five Thousand Dollars ($125,000.00) (less deductions for applicable federal, state, and local taxes, all and in each instance in accordance with the payment practices of the Company) on January 4, 2010; provided, however, that as conditions precedent to any entitlement to the payment under this Section 2, Employee must (i) execute and deliver this Agreement to the Company, (ii) not revoke or otherwise withdraw his acceptance of this Agreement for a period of seven (7) days following such delivery of this Agreement, and (iii) not be in breach or default of any provision of this Agreement. Employee acknowledges and agrees that he has no entitlement to such payment except as set forth in this Agreement.

3. Other Benefits. Nothing in this Agreement shall affect Employee’s rights (as such exist immediately prior to May 31, 2009) in the Company’s retirement plan, which is subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and is qualified under Section 401(a) of the Internal Revenue Code (“the Code”), to include medical benefit coverage and/or life insurance under retirement terms and conditions. Subject to Employee’s retirement, Employee may elect to continue, at Employee’s sole cost and expense, dental benefit coverage under and in accordance with the provisions of the Company’s Employee Welfare Benefit Plan, the Consolidated

Omnibus Budget Reconciliation Act of 1996 (“COBRA”), and Section 4980B of the Code. Employee is also entitled to all amounts, if any, accrued by and vested in Employee under and in accordance with the El Paso Electric Company Savings Plan (“401(k) Plan”) as of May 31, 2009. Employee shall also be entitled to a prorated payout in 2010 under the Company’s 2009 short-term bonus plan for all officers of the Company provided that the Company meets the performance criteria set forth in such plan and bonuses under such plan are approved by the Board compensation committee. Upon retirement and in accordance with Company policy, Employee will be paid for any unused PTO hours in Employee’s current PTO bank and at appropriate value for any eligible hours in Employee’s Old and New Sick Banks. Except as otherwise provided in this Agreement, Employee’s participation in any and all other benefit and compensation plans and arrangements of the Company are deemed by both parties to have ceased on May 31, 2009. Employee shall also be entitled to keep the MacBook laptop computer and Blackberry assigned to him by the Company, subject to the Company removing from such devices all Company confidential and/or proprietary information unrelated to the consulting services Employee has agreed to provide pursuant to a consulting agreement of even date.

4. Release.

(a) Employee agrees to and does fully and completely release, discharge and waive any and all claims, complaints, charges, causes of action, demands of whatever kind or nature which Employee has or may have against the Company, its subsidiaries, affiliates, predecessors, and successors and all of their respective directors, officers, and employees by reason of any event, matter, cause, or thing that has occurred prior to the date of execution of this Agreement (hereinafter “Claims”). Employee agrees that this Agreement specifically covers, but is not limited to, any and all Claims which Employee has or may have against the Company relating in any way to compensation, or to any other terms, conditions, or circumstances of Employee’s employment with the Company, and to the cessation of such employment, whether for retirement, severance, or cessation based on statutory or common law claims for employment discrimination, including claims under the Civil Rights Act of 1964, 42 U.S.C. §2000(e) et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, and any and all discrimination or retaliation claims under federal or state law, claims under the Texas Labor Code, wrongful discharge, breach of contract, defamation, or any other theory whether legal or equitable, in contract or in tort; provided, however, that this release shall not affect Employee’s rights, which by statute or law cannot be waived and any rights under or with respect to any retirement plan which is subject to ERISA and is qualified under Section 401(a) of the Code.

(b) Employee agrees and understands that upon receipt of an executed original of this Agreement and the consideration described in Section 2, Employee cannot recover any relief pursuant to any and all Claims pending before any court, agency, or other tribunal.

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(c) This Agreement is intended to constitute a general release by Employee of all Claims, is not an admission of liability by the Company, and memorializes the settlement of doubtful and disputed Claims. To the extent any Claims against the Company have not been released by this Agreement, Employee hereby assigns those Claims to the Company. Notwithstanding the foregoing, Employee does not waive nor assign any of his rights to enforce this Agreement.

5. Confidentiality, No Disparagement.

(a) Employee agrees not to cause or participate in the publication of any information concerning the terms and conditions of this Agreement to any person or entity. This provision shall not prevent Employee from disclosing such information as may be required by law or to Employee’s immediate family or to Employee’s legal counsel and accountants to obtain professional advice; provided that each are advised as to and agree to observe the confidentiality of such information. Employee agrees not to make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Company, its subsidiaries, affiliates, successors or their respective directors, officers, employees, businesses or reputations.

(b) Company agrees that it shall not authorize any officer, agent, employee, or other representative of the Company to make negative statements or representations, or otherwise communicate negatively, directly or indirectly, in writing, orally or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to the Employee concerning Employee’s performance of Employee’s duties while employed by the Company, Employee’s separation from employment with the Company, or the terms and conditions of this Agreement to any person or entity (other than the Company’s legal counsel and accountants, or as otherwise required by law).

6. Taxes. Employee agrees to be solely and fully responsible for satisfying any federal, state, or local income tax or other tax liability that may be assessed against Employee as a result of the payment of any monies by the Company to Employee pursuant to the terms of this Agreement. Employee acknowledges the Company has provided no legal or other advice concerning the tax consequences, if any, of the consideration provided for or paid under this Agreement.

7. Proprietary Information.

(a) Employee acknowledges that trade secrets, data, and information of the Company and its affiliates, or any data and information of third parties made available to the Company or its affiliates, concerning products and their development, technical information, marketing, investment, sales activities and procedures, promotion and pricing, credit and financial data, operations, customer services and accounts, regulatory and legal matters, employee data, information technology software, data, and media (“Proprietary Information”) are valuable, special, and unique assets of the

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Company and its affiliates, access to and knowledge of which have been gained by virtue of Employee’s position and involvement with the Company and its affiliates. Employee agrees that all Proprietary Information obtained by Employee as a result of Employee’s employment with Company shall be considered confidential. In recognition of such fact, Employee agrees that Employee will not disclose any such Proprietary Information to any person or other entity for any reason or purpose whatsoever, and that Employee will not make use of any Proprietary Information for his own purposes or for the benefit of any person or other entity.

(b) Employee acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Section 7(a) would be inadequate and, in recognition of this fact, Employee agrees that, in the event of a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction and any other equitable remedy which may then be available.

8. Entire Agreement; Amendment. This Agreement shall supersede any and all existing agreements between Employee and the Company or any of its affiliates relating to the terms of Employee’s employment, and contains the entire understanding of the parties with respect to the cessation of Employee’s employment. It may not be altered, modified, or amended except by a written agreement signed by both parties hereto. Nothing herein modifies the consulting services agreement entered into by Employee and the Company on or about the date hereof.

9. No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

10. Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal, or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions of this Agreement shall not be affected thereby.

11. Benefits of Agreement. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, representatives, successors, and assigns.

12. Acknowledgement. Employee acknowledges that Employee has carefully read this Agreement, fully understands, and accepts all of its provisions. Employee further acknowledges that Employee has been provided a full opportunity to review and reflect on the terms of this Agreement, has been advised by the Company to seek the advice of legal counsel of choice, signs the Agreement voluntarily, of Employee’s own free will, and has signed an acknowledgement (Exhibit A, fully incorporated herein by this reference) to that effect.

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13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas without reference to its conflicts of law or choice of laws rules.

14. Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement effective as of the date and year first above written.

/s/ Scott D. Wilson
Scott D. Wilson, Employee

5/5/09
Date of Execution

EL PASO ELECTRIC COMPANY

By:	/s/ David W. Stevens
David W. Stevens
Chief Executive Officer

5/5/09
Date of Execution

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Exhibit A

ACKNOWLEDGEMENT

I acknowledge that I am allowed at least twenty–one (21) days to review and consider the Employment Separation Agreement and Release (“Agreement”) to which this is Exhibit A. I have also been advised verbally and by this writing of my right to consult with an attorney prior to executing this Agreement. I understand that by signing the Agreement, I am voluntarily relinquishing, in exchange for the consideration listed in the Agreement, my past and present right to bring any claim, including those under the Civil Rights Act of 1964, 42 U.S.C. §2000(e) et seq., the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Texas Labor Code, and any other equivalent federal or state laws or statutes, against El Paso Electric Company. I do not waive any claims that may arise from conduct which occurs after the effective date of this Agreement. I am further aware that even if I sign the Agreement, I may revoke the Agreement for a period of seven (7) days following the day I sign the Agreement, and the Agreement shall not be effective or enforceable until the revocation period has expired. I further acknowledge that changes (material or otherwise) to the Agreement agreed to by the parties during the consideration or revocation period will not restart such time periods.

/s/ Scott D. Wilson
Scott D. Wilson, Employee

5-5-09
Date

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